UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008

RALCORP HOLDINGS, INC.

(Exact Name of Registrant as specified in Charter)

Missouri (State or other jurisdiction of incorporation)	1-12619 (Commission File Number)	43-1766315 (I.R.S. Employer Identification No.)

800 Market Street, Suite 2900, St. Louis, MO (Address of Principal Executive Offices)	63101 (Zip Code)

Registrant’s telephone number, including area code: (314) 877-7000

____________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 28, 2008, Ralcorp Holdings, Inc. announced results for the quarter ended June 30, 2008.

For the third quarter of fiscal 2008, reported diluted earnings per share were $1.73 including the impact of a non-cash gain on forward sale contracts related to Ralcorp’s investment in Vail Resorts, Inc. In last year’s third quarter, reported diluted earnings per share were $.43 including the impact of a non-cash loss on those contracts. Other reported results for the quarter include:

•	Net sales for the quarter increased 13% as a result of both higher pricing in response to rising input costs and volume gains in most of the Company’s operating segments.
•

Earnings before income taxes and equity earnings were $53.5 million (compared to $1.9 million last year) after a $21.7 million ($.53 per share) non-cash gain on Ralcorp’s Vail forward sale contracts. Last year’s amount included a $29.8 million ($.70 per share) non-cash loss on those contracts.

•	Equity in earnings of Vail Resorts, Inc. (after tax) was $11.2 million ($.42 per share) compared to $10.1 million ($.37 per share) a year ago.
•	Net earnings were $45.8 million, which is $34.2 million higher than a year ago (including the non-cash after-tax effects of gains or losses on the Vail forward sale contracts).

Segment results and other key components of earnings before income taxes and equity earnings are summarized in the following tables (in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Net Sales
Ralston Foods	$211.9	$182.0	$602.5	$422.5
Bremner	85.8	81.0	253.6	242.2
Cereals, Crackers & Cookies	297.7	263.0	856.1	664.7
Frozen Bakery Products	174.1	149.6	533.1	457.4
Dressings, Syrups, Jellies & Sauces	124.1	109.2	353.6	314.6
Snack Nuts & Candy	62.7	61.7	208.1	188.5
Total	$658.6	$583.5	$1,950.9	$1,625.2

Profit Contribution
Cereals, Crackers & Cookies	$30.3	$26.9	$82.1	$63.3
Frozen Bakery Products	15.1	14.3	47.9	52.0
Dressings, Syrups, Jellies & Sauces	4.2	4.1	9.1	11.8
Snack Nuts & Candy	1.8	4.4	10.5	16.6
Total segment profit contribution	51.4	49.7	149.6	143.7
Interest expense, net	(11.1)	(11.4)	(33.6)	(30.2)
Gain (loss) on forward sale contracts	21.7	(29.8)	84.0	(82.3)
Restructuring charges	(.3)	—	(1.7)	—
Stock-based compensation expense	(2.3)	(1.9)	(8.3)	(5.3)
Transition costs related to pending merger	(1.6)	—	(1.6)	—
Other unallocated corporate expenses	(4.3)	(4.7)	(16.0)	(16.8)
Earnings before Income Taxes and Equity Earnings	$53.5	$1.9	$172.4	$9.1

Third quarter net sales grew $75.1 million due to both higher selling prices in all segments and volume gains at Ralston Foods, Frozen Bakery Products, and Dressings, Syrups, Jellies & Sauces, partially offset by lower volumes at Bremner and Snack Nuts & Candy. Price increases, implemented in response to the significantly higher costs of raw materials (ingredients and packaging materials) and freight, drove approximately $52.8 million of the net sales growth. The Company’s overall ingredient and packaging costs were unfavorable by a total of about $44.9 million for the quarter, and increased transportation rates added approximately $3.1 million compared to the prior year.

Earnings were reduced by the effects of certain transition costs related to the planned merger of the Post cereals business into Ralcorp, including consulting fees and other incremental expenses. In the third quarter, those transition costs totaled $1.6 million, which is approximately $1.0 million after taxes and $.04 per share.

For additional information regarding the Company’s results, refer to the comparative statements of earnings below.

RALCORP HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(Dollars in millions except per share data, shares in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Net Sales	$658.6	$583.5	$1,950.9	$1,625.2
Cost of products sold	(543.7)	(475.7)	(1,620.0)	(1,313.1)
Gross Profit	114.9	107.8	330.9	312.1
Selling, general and administrative expenses	(71.7)	(64.7)	(207.2)	(190.5)
Interest expense, net	(11.1)	(11.4)	(33.6)	(30.2)
Gain (loss) on forward sale contracts	21.7	(29.8)	84.0	(82.3)
Restructuring charges	(.3)	—	(1.7)	—
Earnings before Income Taxes
and Equity Earnings	53.5	1.9	172.4	9.1
Income taxes	(18.9)	(.4)	(60.8)	(2.2)
Earnings before Equity Earnings	34.6	1.5	111.6	6.9
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	11.2	10.1	15.1	12.8
Net Earnings	$45.8	$11.6	$126.7	$19.7

Earnings per Share
Basic	$1.79	$.44	$4.95	$.74
Diluted	$1.73	$.43	$4.81	$.72

Weighted Average Shares
for Basic Earnings per Share	25,498	26,304	25,478	26,617
Dilutive effect of:
Stock options	561	587	560	562
Stock appreciation rights	104	105	81	66
Restricted stock awards	104	71	93	65
Weighted Average Shares
for Diluted Earnings per Share	26,267	27,067	26,212	27,310

NON-SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

ADDITIONAL INFORMATION

In connection with the proposed acquisition by Ralcorp of the Post cereals business from Kraft, Cable Holdco, Inc. has filed a registration statement (including a prospectus) on Form S-4 and Form S-1 with the SEC (Reg. No. 333-150212). Ralcorp has filed a registration statement on Form S-4 with the SEC that also includes the prospectus (Reg. No. 333-150222). The prospectus was sent to shareholders of Kraft on June 30, 2008. The prospectus and the other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Kraft upon written request to Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093, or by calling (847) 646-5494, or from Ralcorp, upon written request to Ralcorp Holdings, Inc., 800 Market Street, Suite 2900, Saint Louis, Missouri 63101, or by calling (314) 877-7113.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ralcorp Holdings, Inc.
(Registrant)

Date: July 29, 2008	By:	/s/ T.G. Granneman
T.G. Granneman
Duly Authorized Signatory and Chief Accounting Officer